EXHIBIT (99)(i)8

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

                       At a session of the Public Service
                         Commission held in the City of
                          Albany on September 26, 2001

COMMISSIONER PRESENT:
Maureen O. Helmer, Chairman

CASE 01-M-0323 -   Petition of Central Hudson Gas & Electric Corporation for
                   Authority to (a) enter into a Revolving Credit Agreement not to exceed an aggregate principal amount of $77,000,000; and
                   (b) to issue and sell unsecured Medium Term Notes through June 30, 2004 in an amount not to exceed $125,000,000.


                     ORDER AUTHORIZING ISSUANCE OF SECURITIES

                    (Issued and Effective September 27, 2001)

                                   BACKGROUND

                  By petition filed March 7, 2001, Central Hudson Gas & Electric Corporation (petitioner) has requested Commission authority to increase the amount of its revolving credit agreement authority (revolver) from $50 million to $75 million, to continue lines of credit with local banks in the amount of $2 million, and in addition, approval to issue $100 million of medium term notes.(1) The issuance of securities in the amount requested will be authorized, subject to the conditions imposed in this Order. The issuance is reasonably required for the purposes specified in the attached memorandum, and such purposes are not, in whole or in part, reasonably chargeable to operating expenses or to income.


------------------------
       (1) By letter dated August 27, 2001 the company revised its request from $125 million to $100 million.

                  For the reasons detailed in the attached memorandum, approval of the petitioner's request for the revolver is necessary at this time because the company's existing revolving credit agreement expires October 23, 2001, and without the revolver, the company lacks committed funding to support the issuance of unsecured short-term financial obligations. In addition, the company needs financing authorization on a longer term basis for construction purposes, redemption of outstanding debt issues, and the ratepayer refunds provided for in the Joint Proposal that is being brought before the Commission in Cases 00-E-1273 & G-l274.(2)

IT IS ORDERED:

                  1. Petitioner is authorized to enter into Revolving Credit Agreements totaling $75 million and continue local bank agreements for $2 million, for a total of $77 million, that expire on June 30, 2004.

                  2. Petitioner is authorized to issue and sell up to $100 million of Medium Term Notes through June 30, 2004. The debt shall be issued pursuant to the documents referenced in the petition in this proceeding.

                  3. Within two weeks after the execution of any debt financing authorized under this Order, petitioner shall file with the Director of the Office of Accounting and Finance detailed information regarding the price, maturity, terms of issuance, participating banks and participation fees, as appropriate and in conformance with the form prescribed by 16 NYCRR Section
115.1 and Section 245.1.


------------------------
        (2) Cases 00-E-1273 & 00-l274, PROCEEDING ON MOTION OF THE COMMISSION AS TO THE RATES, CHARGES, RULES AND REGULATIONS OF CENTRAL HUDSON GAS & ELECTRIC CORPORATION FOR ELECTRIC AND GAS SERVICE.

                  3. The proceeds from the sale of the securities authorized by this Order shall be deposited in a special fund in a responsible banking institution or institutions. The proceeds shall be applied towards reimbursement of petitioner's treasury for equivalent moneys expended for capital purposes up to December 31, 2000. The reimbursement funds shall be used towards the repayment of maturing debt, construction as described in the accompanying memo, and working capital purposes. Any remaining funds are to be used towards expenditures incurred after January 1, 2001, for the purposes permitted under
Section 69 of the Public Service Law, which shall be over and above the expenditures made for such purposes through funds originating from credits to the accumulated provision for depreciation, net salvage and accumulated deferred income taxes. A portion or all of the said remaining funds may be used from time to time for other utility purposes during the period ending June 30, 2004, or may be invested in short-term marketable securities on condition that such funds, to the extent the same are not offset by gross additions less funds originating from credits to the accumulated provisions for depreciation, net salvage and accumulated deferred income taxes on or after January 1, 2001, are deposited in a special fund in a commercial banking institution or institutions not later than June 30, 2004. In no instance shall any part of the proceeds be used to pay accrued interest or dividends on the discharged or refunded obligations.

                  4. If, upon examination of the expenditures made from withdrawal from the said special fund, it is determined that any expenditure is not a reasonable and proper capital charge, or has not been duly authorized by the Commission, or is in violation of any Order of the Commission or any provision of law, a sum equal to such expenditure shall, upon Order of the Commission, promptly be placed in the special fund and said sum shall be subject to all of the conditions and restrictions of this Order.

                  5. The total costs and expenses of issuing the securities authorized by this Order, paid or to be paid by petitioner and charged to Account 181 - Unamortized Debt Expense, shall not exceed, the amounts described in petitioner's filing in this proceeding. Petitioner shall submit a verified report showing in detail all costs and expenses.

                  6. The authority granted and the conditions imposed by this Order shall not be construed as passing upon or otherwise approving the accuracy of the books, records and accounts of petitioner.

                  7. The securities authorized by this Order shall not be issued unless and until there has been filed with this Commission an unconditional acceptance by petitioner agreeing to obey all the terms, conditions and requirements of this Order. If such acceptance is not so filed within a period of 30 days from the effective date of this Order, this Order may be revoked by the Commission without further notice.

                  8. This proceeding is continued.



                  (SIGNED)                               --------------------
                                                              Commissioner

                                                                      ATTACHMENT

                                STATE OF NEW YORK
                          DEPARTMENT OF PUBLIC SERVICE

                                                           September 11, 2001


TO:        THE COMMISSION

FROM:      OFFICE OF ACCOUNTING & FINANCE

SUBJECT:   CASE 0l-M-0323 - Petition of Central Hudson Gas & Electric
                            Corporation for Authority to (a) enter into a Revolving Credit Agreement not to exceed an aggregate principal amount of $77,000,000; and (b) to issue and sell unsecured Medium Term Notes through June 30, 2004 in an amount not to exceed $125, 000, 000.

SUMMARY OF
RECOMMENDATION:   Staff recommends approval of the Revolving Credit Agreement in the amount of $75 million, the continuation of credit agreements up to $2 million, and approval of the issuance of unsecured medium term notes in an amount not to exceed
                  $100,000,000.

SUMMARY

                  On March 7, 2001, Central Hudson Gas & Electric Corporation (CHG&E or the company) filed a petition requesting authority to increase the amount of its revolving credit agreement authority from $52 million to $77 million, and in addition, approval to issue $125 million of medium term notes. The company claims that the $77 million in short-term credit agreements will provide the needed cash flow to manage short-term debt that may arise as a result of a lack of internal funds and/or purchased power costs. The agreements supporting CHG&E's existing $52 million revolving credit expire October 23, 2001. The company requests authorization to enter into new agreements through 2004 as well as to increase its limitation to $77 million.

                  In addition, the company seeks approval to enter into agreements to issue medium term notes. The company's petition originally requested $125 million of medium term notes. However, after discussions with staff, the company revised its request by letter dated August 27, 2001 to a level of $100 million.

                  Staff recommends approval of CHG&E's financing proposals as revised, subject to the conditions contained in the Order to be issued in this proceeding.

FINANCIAL STATISTICS

                  The company's secured and unsecured debt ratings are currently:

--------------------------------------------------------------------------------
                           Secured Debt Rating           Unsecured Rating
--------------------------------------------------------------------------------
Moody's                    A2                            A3
--------------------------------------------------------------------------------
Standard & Poor's          A                             A-
--------------------------------------------------------------------------------
Fitch                      A                             A-
--------------------------------------------------------------------------------

CHG&E's income statement and balance sheet for the period ending December 31, 2000 are attached as Appendix A. CHG&E's return on average equity was approximately 10.5% for the 12 months ended June 30, 2001.

                  The company's proforma capitalization and capitalization ratios for the period 2001 through 2004 are attached as Appendix B (Financing filing, Appendix A-1 Sheet 4, Revised 9/4/01) . The company's interest coverage ratios are shown in Appendix C, (Appendix A-2 of filing, Revised 9/4/01). The company and Staff have recently entered into a three-year Settlement Proposal(3)

------------------------
       (3) Cases 00-E-1273 & 00-G-l274, Proceeding on Motion of the Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Electric and Gas Service.

that reflects declining equity ratios of 47%, 46% and 45%, respectively over the three-year term. Staff is recommending that the Commission approve the Settlement Proposal in a concurrent session item. The Settlement Proposal contemplated the redemption of long-term debt required to reflect the company's sale of fossil generating plants and the subsequent reduction in rate base and supporting financing.


USE OF PROCEEDS











--------------------------------------------------------------------------------
Rules and Regulations of Central Hudson Gas & Electric Corporation for Electric and Gas Service.

                  CHG&E's forecasted cash requirements for the three-year period ending June 30, 2004 are shown on Appendix D. The company's cash requirement schedule supports the need for approximately $100 million of additional financing. The $100 million financing need is largely the result of proposed construction expenditures, a mandatory long-term debt redemption, and customer refunds totaling $45 million (on a net of tax basis) as agreed to in the Settlement Proposal. The company anticipates using Medium Term Notes (MTN) to meet these financing requirements. The company's proforma reimbursement margin through the period June 30, 2004 as shown on Appendix E, demonstrates a margin of about $192 million and is sufficient to support the company's proposed financing.(4)

MEDIUM TERM NOTES

                  In order to meet its long term financing requirements, CHG&E seeks authority to sell up to $100 million of unsecured MTN's through December 30, 2004. CHG&E has experience in selling MTN's (Cases 9l-M-l201, 94-M-0l98, and 96-M-0408) and the MTN program is expected to have similar terms as in their last case, although the indexes for pricing the securities are slightly higher than the company's present program, which will expire October 23, 2001. Nevertheless, the current overall rate is lower, due to lower current interest rates.

                  The MTN program allows for the continuous offering of debt securities at relatively low underwriting commissions in small increments and has been an acceptable financing vehicle previously approved by the Commission. The ability to continuously offer debt provides flexibility for the


------------------------
       (4) The Electric and Gas Divisions reviewed the company's construction budget and have proposed no adjustments.

company to more quickly take advantage of interest rate fluctuations and time its issuance of debt to more closely coincide with cash needs.

                  The company's filing provided preliminary interest rate spreads above U.S. Treasuries as well as redemption features for various maturities. In addition, an estimate of the costs and expenses associated with the issuance of medium term notes has also been provided for staff's review. With a three-year rate plan in effect, staff believes the company will seek the best terms it can on the medium term notes.

                  Therefore, staff does not recommend pre-approved spreads in this case, but would require the company to compare its issuance spreads to companies having a similar credit rating for staff's review, in accordance with the Order to be issued in this proceeding. The Order will require that the company submit a justification of its actions as well as the terms and conditions of any financing after it occurs. Staff will compare the terms and conditions of any CHG&E financings to similar utility financings and, if staff is are not satisfied with the results, staff could challenge the costs in a rate proceeding and/or propose that the Commission rescind the Order with respect to prospective issuances.

REVOLVING CREDIT AGREEMENT

                  The company believes it is advisable to increase the level of its Revolving Credit Agreement (revolver) from $50 million to $75 million. The company's internally generated funds have decreased due to the loss of depreciation accruals and deferred taxes associated with the now divested electric production plants. The company also believes it is necessary to increase the size of its revolver due to potential variability in purchased power costs.

                  For the period 2001-2004, the company has contracted for energy purchases through purchased power contracts mainly with Dynegy Power Corporation (the purchaser of its Danskammer and Roseton Fossil Generating Stations) . CHG&E contracted for approximately 70-80% of its current energy needs for 2001-02. However, the percentage under contract ramps down to 20-30% for 2003-04.

                   The company believes that as the portion of energy purchases subject to market variability increases, CHG&E will need additional working capital to adequately finance such purchases, until the energy costs are billed to customers and then received. The company currently bills customers on a bi-monthly cycle, which causes a billing lag. The cash flow lag will be financed by the larger revolving credit facility.

                  The increased cost in maintaining a larger revolver balance is approximately $43,000 annually, and is reasonable considering the company's needs.

ISSUANCE EXPENSES

                  The company has provided an estimate of the issuance expenses expected for both the revolver and the issuance of medium term notes for

Staff's review. The company will submit its actual expenses after the completion of the issuance of the medium term notes and after signing the Revolving Credit Agreement.

ACCOUNTING TREATMENT

                  CHG&E will be permitted to defer and amortize the costs incurred with the new issuances. The Joint Proposal provides for the amortization of the costs incurred as well as any remaining unamortized expenses, including refunding premiums, associated with the redeemed issues. The accounting treatment and any analysis of the issuance expenses will be reviewed by staff in accordance with the terms of the Order to be issued in this proceeding.

RECOMMENDATION

                  Staff believes that the flexibility provided by the continued use of medium term notes is an appropriate way for CHG&E to meet its projected long-term financing needs. With regard to its short-term needs, a modest increase in its Revolving Credit Agreement is a reasonable solution. In summary, the company should be authorized to:

                  (1) issue and sell up to $100 million of Medium Term Notes for the purposes discussed within this memo; and

                  (2) enter into Revolving Credit Agreements totaling $75
                      million and local bank agreements for $2 million for a total of $77 million, and

                  (3) the proceeding is continued.

                                                    Respectfully submitted,

                                                    SIGMUND F. PEPLOWSKI
                                                    Principal Utility Financial
                                                    Analyst


Reviewed by:

JOSEPH G. LOCHNER, Supervisor
Utility Finance and Accounting

LEONARD VAN RYN
Assistant Counsel

Approved by:

WAYNE BRINDLEY, Chief
Office of Accounting & Finance

                                                                    APPENDIX A
                                                                  SHEET 1 OF 3

CENTRAL HUDSON GAS & ELECTRIC CORP.

DECEMBER 31, 2000

COMPARATIVE BALANCE SHEET

ASSETS AND OTHER DEBITS

                                                             December 31, 2000
UTILITY PLANT
Electric Utility Plant                                           1,356,696,459
   Less Accum. Prov. For Deprec. & Amort.                          619,667,752
Net Electric Utility Plant                                         737,028,707

Gas Utility Plant                                                  178,524,019
   Less Accum. Prov. For Deprec. & Amort.                           61,364,625
Net Gas Utility Plant                                              117,159,394

Other Utility Plant                                                104,561,492
   Less Accum. Prov. For Deprec. & Amort.                           27,897,975
Net Other Utility Plant                                             76,663,517

Total Utility Plant                                              1,639,781,970
   Less Accum. Prov. For Deprec. & Amort.                          708,930,352
Net Total Utility Plant                                            930,851,618

OTHER PROPERTY AND INVESTMENTS
Nonutility Property                                                    978,853
Accum. Prov. For Deprec. & Amort.                                      -12,351
Investment in Associated Companies                                           0
Investment in Subsidiary Companies                                      88,263
Other Investments                                                      166,616
Other Special Funds                                                 81,422,194
   Total Other Property and Investments                             82,643,575

CURRENT AND ACCRUED ASSETS
Cash                                                                11,608,742
Special Deposits                                                       209,520
Working Funds                                                          591,496
Temporary Cash Investments                                           4,996,361
Notes Receivable                                                             0
Accounts Receivable                                                 76,402,925
Accum. Prov. For Uncollectible Accts.                               -2,500,000
Notes Receivable from Associated Cos.                                        0
Accounts Receivable from Assoc. Cos.                                   126,146
Materials and Supplies                                              21,558,874
Gas Stored Underground - Current                                     5,901,098
Liquefied Natural Gas in Storage                                             0
Prepayments                                                         12,281,226
Interest and Dividends Receivable                                        2,729
Rents Receivable                                                       418,181
Accrued Utility Revenue                                             19,750,585
Misc. Current and Accrued Assets                                     1,887,979
   Total Current and Accrued Assets                                153,235,862

DEFERRED DEBITS
Unamort. Debt. Expense                                               4,868,602
Extraordinary Property Losses                                                0
Prelim. Survey and Investigation Charges                               543,327
Clearing Accounts                                                      399,417
Temporary Facilities                                                         0
Miscellaneous Deferred Debits                                      166,124,815
Deferred Losses from Disp. of Utility Plant                                  0
Research and Development                                            -6,369,901
Accumulated Deferred Income Taxes                                   79,785,026
Total Deferred Debits                                              245,351,286

   TOTAL ASSETS AND OTHER DEBITS                                 1,412,082,341

                                                                    APPENDIX A
                                                                  SHEET 2 OF 3

COMPARATIVE BALANCE SHEET
LIABILITIES AND OTHER CREDITS
                                                             December 31, 2000
PROPRIETARY CAPITAL
Common Stock Issued                                                 84,310,435
Preferred Stock Issued                                              56,030,000
Capital Stock Subscribed                                                     0
Stock Liability for Conversion                                               0
Premium on Capital Stock                                            63,868,166
Other Paid-in Capital                                              209,370,014
Installments Received on Capital Stock                                       0
Capital Stock Expense                                               -5,864,822
Retained Earnings                                                  114,493,926
Unapp. Undistributed Subsidiary Earnings                                52,396
Reacquired Capital Stock                                                     0
           Total Proprietary Capital                               522,260,115

LONG-TERM DEBT
Bonds                                                              120,130,000
Reacquired Bonds                                                             0
Advances from Associated Companies                                           0
Other Long-Term Debt                                               263,450,000
Unamortized Premium on Long-Term Debt                                        0
Unamortized Discount on Long-Term Debt-Debit                          -600,469
          Total Long-Term Debt                                     382,979,531

CURRENT AND ACCRUED LIABILITIES
Notes Payable                                                       25,000,000
Accounts Payable                                                    36,642,375
Notes Payable to Associated Companies                                        0
Accounts Payable to Associated Companies                                76,964
Customer Deposits                                                    4,636,859
Taxes Accrued                                                        4,991,578
Interest Accrued                                                     6,315,736
Dividends Declared                                                     807,488
Matured Long-Term Debt                                                       0
Matured Interest                                                             0
Tax Collections Payable                                                560,193
Misc. Current and Accrued Liabilities                               11,614,306
Total Current and Accrued Liabilities                               90,645,499

DEFERRED CREDITS
Customer Advances for Construction                                     252,966
Other Deferred Credits                                             136,956,645
Accumulated Deferred Investment Tax Credits                         23,075,900
Deferred Gains from Disposition of Utility Plant                             0
Accumulated Deferred Income Taxes                                  251,156,902
         Total Deferred Credits                                    411,442,413

OPERATING RESERVES
Property Insurance Reserve                                                   0
Injuries and Damage Reserve                                          4,683,374
Pension and Benefits Reserve                                                 0
Miscellaneous Operating Reserves                                        71,409
      Total Operating Reserves                                       4,754,783

TOTAL LIABILITIES AND OTHER CREDITS                              1,412,082,341

                                                                    APPENDIX A
                                                                  SHEET 3 OF 3

COMPARATIVE INCOME AND RETAINED EARNINGS STATEMENT
TOTAL UTILITY OPERATING INCOME

                                                             December 31, 2000
ELECTRIC OPERATING INCOME
Operating Revenues                                                 531,820,028
Operating Expense:
   Operating Expense                                               319,412,308
   Maintenance Expense                                              27,150,059
   Depreciation Expense                                             42,724,065
   Amort. and Depletion of Utility Plant                               248,672
   Amort. of Utility Plant Acq. Adj.                                         0
   Amort. of Property Losses                                                 0
   Amort of Conversion/Regulatory Expenses                                   0
   Taxes Other than Income Taxes                                    46,084,135
   Income Taxes                                                     30,861,600
   Gains from Disposition of Util. Plant                                     0
   Losses from Disposition of Util. Plant                                    0
       Total Operating Expenses                                    466,480,839
       Net Operating Revenues                                       65,339,189
Other Electric Utility Operating Income
   Total Electric Utility Operating Income                          65,339,189

GAS OPERATING INCOME
Operating Revenues                                                 107,038,695
Operating Expenses:
   Operating Expense                                                76,050,858
   Maintenance Expense                                               2,705,490
   Depreciation Expense                                              4,921,052
   Amort. and Depletion of Utility Plant                                19,741
   Amort. of Utility Plant Acq. Adj.                                         0
   Amort. of Property Losses                                                 0
   Amort of Conversion/Regulatory Expenses                                   0
   Taxes Other than Income Taxes                                     7,909,122
   Income Taxes                                                      5,512,100
   Gains from Disposition of Util. Plant                                     0
   Losses from Disposition of Util. Plant                                    0
       Total Operating Expenses                                     97,118,363
       Net Operating Revenues                                        9,920,332
Other Gas Utility Operating Income
   Total Gas Utility Operating Income                                9,920,332

Other Utility Operating Income                                               0

   TOTAL UTILITY OPERATING INCOME                                   75,259,521

                                                                      APPENDIX B

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                CASH REQUIREMENTS
                 TWELVE MONTHS ENDING JUNE 30, 2002, 2003 & 2004
                                     ($000)

                                                                                           Twelve Months  Ending
                                                                                                Three Year
                                                                             6/30/02       6/30/03      6/30/04       TOTAL
                                                                             -------       -------      -------       -----
CONSTRUCTION EXPENDITURES
             Cash Construction Expenditures                                  $ 50,200     $ 53,500     $ 41,500     $ 145,200
                                                                             --------     --------     --------     ---------


INTERNAL FUNDS AVAILABLE
             Depreciation Accruals:
                                  Charged to Depreciation Expense (a)          25,100       26,400       27,800        79,300
                                  Charged to Other Income Accounts              2,300        2,500        2,600         7,400
                                                                              -------      -------      -------       -------
                                  Total                                        27,400       28,900       30,400        86,700

             Deferred Federal Income Taxes - Net (b)                              200          200          200           600
             AFDC                                                                (300)        (800)        (500)       (1,600)
             Amortization of Deferred Credits                                  (6,000)      (6,000)      (6,000)      (18,000)
             Amortization - Nuclear Fuel                                            0            0            0             0
                                 Total Internal Funds                          21,300       22,300       24,100        67,700
                                                                              -------      -------      -------       -------
BALANCE OF CONSTRUCTION REQUIREMENTS TO BE FINANCED                            28,900       31,200       17,400        77,500
                                                                              -------      -------      -------       -------

MANDATORY REFUNDING OF LONG TERM SECURITIES
              Long term Debt                                                   15,000            0            0        15,000
              Preferred Stock                                                       0            0            0             0
                                                                                    0            0            0             0
                                    NMP-2 Auction Proceeds                    (32,000)      (8,000)      (8,000)      (48,000)

OPTIONAL REFUNDING OF LONG TERM SECURITIES
              Long term Debt                                                        0            0            0             0
              Preferred Stock                                                       0            0            0             0
              Common Stock                                                          0            0            0             0
                                  Total                                             0            0            0             0

Customer Refunds                                                               15,000       15,000       15,000        45,000
Other Cash Requirements                                                         3,000        3,000        3,000         9,000
                                                                              -------      -------      -------       -------
                Total Cash Requirements                                       $29,900      $41,200      $27,400       $98,500
                                                                              =======      =======      =======       =======


(a) Includes decommissioning provisions for NMP2 that are funded internally.
(b) Assumes current federal income tax law.

                                                                      APPENDIX C

CENTRAL HUDSON GAS & ELECTRIC CORPORATION                              6/30/2001


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     EXHIBIT 12
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                            2001 YEAR ENDED DECEMBER 31,
                                            ---------------------------
                                                                                 3 Months     6 Months   12 Months
                                                                                   Ended        Ended      Ended           (*)
     Earnings:                             JUNE 30     JUNE 30      JUNE 30         2000        1999        1998           1997
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------
A.   Net Income                              $2,925      $15,540        $39,679     $52,595    $51,881       $52,544       $55,086
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

B.   Federal & State Income Tax                 710        7,444         29,194      35,598     28,144        28,627        26,237
                                                                                                ------  ---   ------  ---   ------
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

C.   Earnings before Income Taxes            $3,635      $22,984        $68,873     $88,193    $80,025       $81,171       $81,323
                                                                                                                           =======
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

D.   Fixed Charges

       Interest on Mortgage Bonds             1,302        3,872          9,012      11,342     13,057        14,225        14,237
       Interest on Other
         Long-Term Debt                       3,138        6,487         13,674      12,864     11,094         8,890         8,860
       Other Interest                         4,028        7,619         11,259       5,363      4,860         3,639         2,647
       Interest Portion of Rents                186          403            886         962        993         1,004         1,020
       Amortization of Premium &
         Expense  on Debt                       273          620          1,224       1,170        993           924           906
                                            -------      -------       --------    --------   --------      --------      --------
                 Total Fixed Charges         $8,927      $19,001        $36,055     $31,701    $30,997       $28,682       $27,670
                                            -------      -------       --------    --------   --------      --------      --------
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

E.   Total Earnings                         $12,562      $41,985       $104,928    $119,894   $111,022      $109,853      $108,993
                                            =======      =======       ========    ========   ========      ========      ========

     Preferred Dividend Requirements

---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

F.   Allowance for Preferred Stock
       Dividends

               Under IRC Sec. 247              $807       $1,615         $3,230      $3,230     $3,230        $3,230        $3,230
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

G.   Less Allowable Dividend Deduction         (32)         (64)          (127)       (127)      (127)         (127)         (127)
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

H.   Net Subject to Gross-up                    775        1,551          3,103       3,103      3,103         3,103         3,103
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

I.   Ratio of Earnings before Income

           Taxes to Net Income (C/A)          1,243        1,479          1,736       1,677      1,542         1,545         1,476
                                            -------      -------       --------    --------   --------      --------      --------
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

J.   Pref. Dividend (Pre-tax) (H x L)           963        2,294          5,387       5,204      4,785         4,794         4,580
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

K.   Plus Allowable Dividend Deduction           32           64            127         127        127           127           127
                                            -------      -------       --------    --------   --------      --------      --------
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

L.   Preferred Dividend Factor                  995        2,358          5,514       5,331      4,912         4,921         4,707
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

M    Fixed Charges (D)                        8,927       19,001         36,055      31,701     30,997        28,682        27,670
                                            -------      -------       --------    --------   --------      --------      --------
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

N.   Total Fixed Charges and
       Preferred Dividends                   $9,922      $21,359        $41,569     $37,032    $35,909       $33,603       $32,377
                                             ======      =======        =======     =======    =======       =======       =======
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

O.   Ratio of Earnings to Fixed
       Charges (E/D)                           1.41         2.21           2.91        3.78       3.58          3.83          3.94
                                               ====         ====           ====        ====       ====          ====          ====
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

P.   Ratio of Earnings to Fixed
       Charges and Preferred
       Dividends (E/N)                         1.27         1.97           2.52        3.24       3.09          3.27          3.37
                                               ====         ====           ====        ====       ====          ====          ====
---- ---------------------------------- ------------ ------------ -------------- ----------- ---------- ------------- -------------

(*) Restated to properly reflect the exclusion of AFUDC from fixed charges.

                                                                      APPENDIX D

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                CASH REQUIREMENTS
                 TWELVE MONTHS ENDING JUNE 30, 2002, 2003 & 2004
                                     ($000)

                                              Twelve Months Ending
                                                                     Three Year
                                            6/30/02  6/30/03  6/30/04   Total
                                            -------  -------  -------  --------
CONSTRUCTION EXPENDITURES
   Cash Construction Expenditures           $50,200  $53,500  $41,500  $145,200
                                            -------  -------  -------  --------

INTERNAL FUNDS AVAILABLE
   Depreciation Accruals:
      Charged to Depreciation Expense (a)    25,100   26,400   27,800    79,300
      Charged to Other Income Accounts        2,300    2,500    2,600     7,400
                                            -------  -------  -------  --------
      Total                                  27,400   28,900   30,400    86,700

Deferred Federal Income Taxes - Net (b)         200      200      200       600
AFDC                                           (300)    (800)    (500)   (1,600)
Amortization of Deferred Credits             (6,000)  (6,000)  (6,000)  (18,000)
Amortization - Nuclear Fuel                       0        0        0         0
   Total Internal Funds                      21,300   22,300   24,100    67,700
                                            -------  -------  -------  --------
BALANCE OF CONSTRUCTION REQUIREMENTS
  TO BE FINANCED                             28,900   31,200   17,400    77,500
                                            -------  -------  -------  --------
MANDATORY REFUNDING OF
  LONG TERM SECURITIES
   Long term Debt                            15,000        0        0    15,000
   Preferred Stock                                0        0        0         0
                                                  0        0        0         0
      NMP-2 Auction Proceeds                (32,000)  (8,000)  (8,000)  (48,000)
                                            -------  -------  -------  --------

OPTIONAL REFUNDING OF
  LONG TERM SECURITIES
   Long term Debt                                 0        0        0         0
   Preferred Stock                                0        0        0         0
   Common Stock                                   0        0        0         0
      Total                                       0        0        0         0

Customer Refunds                             15,000   15,000   15,000    45,000
                                            -------  -------  -------  --------
Other Cash Requirements                       3,000    3,000    3,000     9,000
                                            -------  -------  -------  --------
      Total Cash Requirements               $29,900  $41,200  $27,400  $ 98,500
                                            =======  =======  =======  ========

(a) Includes decommissioning provisions for NMP2 that are funded internally.
(b) Assumes current federal income tax law.

                                                                      APPENDIX E
                                                                    SHEET 1 OF 2

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
       STATEMENT SHOWING REIMBURSEMENT MARGIN CLAIMED AS OF JUNE 30, 1997
                           AND AS OF DECEMBER 31, 2000

REIMBURSEMENT MARGIN CLAIMED AS OF JUNE 30, 1997
  (CASE 96-E-0909)                                                              34,911,870

PLUS REIMBURSEMENT FOR PERIOD JUNE 30, 1997
  TO DECEMBER 31, 2000

FUNDS APPLIED
   Gross Additions to Plant
   Plant in Service                                        $ 169,694,202
   Plant Held for Future Use                                           0
   Nuclear Fuel Assemblies                                       958,431
   Construction Work in Progress                              (1,829,988)

                   TOTAL                                     168,822,645

Mirror Cwip passed back to ratepayers                         15,424,246

Redemption on maturity date of Jan. 15, 1999 of
   5.38% Promissory Notes                                     20,000,000
Optional Redemption on March 1, 1999 of
   8.38% Series First Mortgage Bonds                          16,700,000
Optional Redemption on Sept. 1 1999 of 1987
   Variable Rate Series A & B Promissory Notes                43,600,000
Optional Redemption on Oct. 1, 1999 of 1984
   7 3/8% Series A & B Promissory Notes                       33,400,000
Optional Redemption on Nov. 1, 1999 of 1985
   Variable Rate Series A & B Promissory Notes                72,250,000
Redemption on maturity date of April 28, 2000 of
   6.10% Series Firs Mortgage Bonds                           10,000,000
Redemption on maturity date of June 12, 2000 of
   7.70% Series First Mortgage Bonds                          25,000,000
Sinking Fund payments on 6.25% First Mortgage
   Bonds made June 1998, 1999 and 2000                           285,000

Repurchase of Common Stock as authorized in
   Case 96-M-0408                                             23,608,508

Change in Working Capital Requirements from
   June 30, 1997 to December 31, 2000
   (Exhibit H-1, Sheet 1)                                     41,892,472        470,982,871
                                                                                -----------
                                                                                505,894,741

INTERNAL FUNDS AVAILABLE
------------------------
INTERNAL FUNDS AVAILABLE (EXHIBIT G LESS
  6 MONTHS ENDED 6/30/97 REPORTED PREVIOUSLY                 170,812,813

Changes in Accumulated Deferred Income
  Taxes (Exhibit H-1, Sheet 2)                                (6,837,449)

Loss on Disposition of Property                                   27,559
                                                           -------------
                                                             164,002,923

EXTERNAL FINANCING

Proceeds from the following issuances of Long-Term Debt:
    as authorized in Cases 96-M-0408, 96-E-0909, and 99-M-0493

Promissory Notes:
   5.93% issued Sept. 8, 1998                                 15,000,000
   4.20% 1998 Series A issued Dec. 2, 1998                    16,700,000
   6.00% 1999 Series C issued Jan. 15, 1999                   20,000,000
   5.45% 1999 Series A issued Aug. 3, 1999                    33,400,000
   Variable Rate 1999 Series B issued Aug. 3, 1999            33,700,000
   Variable Rate 1999 Series C issued Aug,. 3, 1999           41,150,000
   Variable Rate 1999 Series D issued Aug. 3, 1999            41,000,000
   7.05% 1999 Series C issued Jan. 31, 2000                    7,500,000
   7.32% 1999 Series C issued June 13, 2000                   40,000,000
                                                           -------------
                                                             248,450,000        412,452,923
                                                           -------------       -----------

Reimbursement Margin Claimed as of December 31, 2000                            $93,441,818

                                                                      APPENDIX E
                                                                    SHEET 2 OF 2

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
       STATEMENT SHOWING REIMBURSEMENT MARGIN CLAIMED AS OF JUNE 30, 1997
                           AND AS OF DECEMBER 31, 2000

COMPUTATION OF REIMBURSEMENT MARGIN (CONT'D)

Reimbursement Margin Claimed as of December 31, 2000                            $93,441,818

  SALE OF FOSSIL PLANTS:

     Proceeds from Sale                                     (721,548,000)
     Equity Transfers to Unregulated Affiliate               212,000,000
     Investment for Redemption of Debt and
       Preferred Stock                                       219,200,000
     Tax Liability of Sale                                   241,425,000
     Payment of Fuel Inventories,
       Auction Fees, etc.                                     48,923,000                 $0
                                                             -----------

  ENCUMBERANCES

     Estimated Construction Charges for the
          three-year period ending June 30, 2004            $145,200,000

     Estimated Internal Funds for the
          three-year period ending June 30, 2004            ($67,700,000)

     NMP-2 Auction Proceeds                                 ($48,000,000)

     Customer Refunds                                        $45,000,000

     Working Capital Requirement                              $9,000,000

     Maturing Long-Term Debt                                 $15,000,000        $98,500,000
                                                             -----------        -----------

  Reimbursement Margin Claimed as of June 30, 2004
     After Adjustment for Encumberances                                        $191,941,818
                                                                               ============